EXHIBIT 99.2
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         Contact: John Davenport, CEO, or Bob Connors, CFO, 440-715-1300

     FIBERSTARS, INC. AWARDED $2.1 MILLION TO INSTALL LIGHTING ON NAVY SHIPS

     Solon, OH, March 31, 2006 - John M. Davenport, CEO, announced today that Fiberstars, Inc. (Nasdaq: FBST) has received $2.1 million in funding from DARPA to develop and install high efficiency distributed lighting (HEDLight) systems on three U.S. Navy ships, a destroyer, an LHS amphibious ship and one other ship.

     This is the culmination of a DARPA's high efficiency distributed lighting (HEDLight) program - the installations will be temporary and will allow DARPA and the Navy to evaluate the new lighting technology. Initially funded in 2003, HEDLight mandated development, based on Fiberstars' EFO(R), of a highly efficient lighting system which would decrease maintenance costs and increase reliability of shipboard lighting.

     The Defense Advanced Research Projects Agency (DARPA) is the central research and development organization for the Department of Defense (DoD). It manages and directs selected basic and applied research and development projects for DoD, and pursues research and technology where risk and payoff are both very high and where success may provide dramatic advances for traditional military roles and missions.

     According to the contract, Fiberstars will install HEDLight systems in engineering control rooms, hangar bays, berths, welldecks and weatherdeck locations of the three ships. The current fluorescent and incandescent lighting will be replaced by HEDLight systems, which employ highly efficient metal halide high intensity discharge (HID) and light emitting diode (LED) sources that are efficiently coupled to large core plastic optical fiber and / or linear acrylic rods for distribution. Once installed, 9-month sea trials will commence which are expected to demonstrate HEDLight's benefits of lower maintenance costs, increased lifetime, efficiency and safety, and improved lighting.

     John M. Davenport expressed that, "Successfully completing the HEDLight program and moving into an installation stage on Navy ships is an exciting accomplishment for Fiberstars and for Fiberstars EFO. We are looking forward to this new challenge and the benefits our systems will bring to the Navy and our commercial customers. We expect to begin recognizing revenue in the second quarter with milestone payments to be completed within 18 months."

     Fiberstars systems offer reduced maintenance, improved safety and space-savings. It is the perfect solution for shipboard lighting as it removes voltage, glass and hazardous materials from the direct workspace. As compared to the Navy's current fluorescent fixtures (typically 50 Watts), Fiberstars metal halide HEDLight systems provide the same level of directed light (more light on task) for half the power. For the Navy's 10 Watt berth lights, state of the art LEDs will be used for the first time in efficient fiber optics systems to provide a robust, efficient replacement.

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     As a direct result of its DARPA funded projects, Fiberstars has successfully developed and launched several products in the commercial lighting market. Fiberstars EFO ICE(TM) (illuminating cold environments) freezer case lighting system is the latest lighting application developed from research funded by DARPA. This is a perfect example of a successful public/private partnership culminating in a technology that works for the Department of Defense and may revolutionize the lighting used by the grocery industry.

                                ABOUT FIBERSTARS

     Fiberstars is the world's leading supplier of fiber optic lighting. Fiberstars products are designed, manufactured and marketed in the commercial lighting, sign and swimming pool and spa markets. Fiber optic lighting provides aesthetic, safety, energy savings and maintenance cost benefits over conventional lighting. Fiberstars has 41 patents on its technologies for fiber optic lighting. Customers include fast food restaurant chains, theme parks and casinos, hotels, retail stores, swimming pool builders, spa manufacturers and many others. Company headquarters are located at 32000 Aurora Road, Solon, Ohio. The Company has additional offices in Pleasanton, CA, New York City, England and Germany. Web site: www.fiberstars.com.

     Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the future benefits of the DARPA Navy ship lighting contract, goals and business outlook for 2006 and thereafter, the expected growth of expected product development and introductions, expected overall sales growth and profitability, and expected benefits of DARPA, Department of Energy and other R&D work. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results predicted. Risk factors that could affect the Company's future include, but are not limited to, a slowing of the U.S. and world economy and its effects on Fiberstars' markets, failure to develop marketable products from new technologies, failure of EFO or other new products to meet performance expectations, unanticipated costs of integrating acquisitions into the Fiberstars operation, delays in manufacturing of products, increased competition, other adverse sales and distribution factors and greater than anticipated costs and/or warranty expenses. For more information about potential factors which could affect Fiberstars financial results, please refer to Fiberstars' SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2005, and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Fiberstars disclaims any intention or obligation to update or revise any forward-looking statements.

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